Exhibit 12-B

              Chrysler Corporation and Consolidated Subsidiaries
             Computations of Ratios of Earnings to Fixed Charges
                  and Preferred Stock Dividend Requirements
                            (dollars in millions)

                                                                 Nine Months Ended
                                                                    September 30,
                                                        --------------------------------------
                                                            1998                      1997
                                                        ------------              ------------

Net earnings before extraordinary item                  $      2,737              $      1,953
 Add back:
  Taxes on income                                              1,616                     1,288
  Fixed charges                                                1,187                     1,018
  Amortization of previously capitalized
   interest                                                       83                        86
 Deduct:
  Capitalized interest                                           131                       147
  Undistributed earnings from less
   than fifty percent owned affiliates                          --                           1
                                                        ------------              ------------
Earnings available for fixed charges                    $      5,492              $      4,197
                                                        ============              ============

Fixed charges:
 Interest expense                                       $        942              $        739
 Capitalized interest                                            131                       147
 Credit line commitment fees                                       4                         6
 Interest portion of rent expense                                110                       126
                                                        ------------              ------------
Total fixed charges                                     $      1,187              $      1,018
                                                        ============              ============

Ratio of earnings to fixed charges                              4.63                      4.12
                                                        ============              ============

Preferred stock dividend requirements                   $       --                $          1
                                                        ============              ============

Ratio of earnings to fixed charges and
 preferred stock dividend requirements                          4.63                      4.12
                                                        ============              ============

The ratio of earnings to fixed charges is computed by dividing earnings available for fixed charges by total fixed charges. The ratio of earnings to fixed charges and preferred stock dividend requirements is computed by dividing earnings for fixed charges by the sum of total fixed charges and preferred stock dividend requirements.


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